UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 2, 2008

Harvest Natural Resources, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-10762	77-0196707
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1177 Enclave Parkway, Suite 300, Houston, Texas		77077
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	281-899-5720

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On January 2, 2008, Harvest Natural Resources, Inc., issued a press release announcing it has acquired a 47 percent interest in the 1.35 million acre Budong-Budong Production Sharing Contract (PSC) located onshore West Sulawesi, Indonesia, from Tately Budong-Budong N.V. (Tately). Tately is a subsidiary of Pexco N.V.

The acquisition is subject to approval by the Indonesian government authorities, including BPMigas, Indonesia’s oil and gas regulatory authority. During the first three-year exploration phase of the PSC beginning January 2007, Harvest and Tately expect to acquire, process and interpret approximately 500 kilometers of 2D seismic and drill two exploration wells. The expected cost of this program is $22 million of which Harvest will fund the first $17.2 million plus it’s pro rata share of subsequent costs. Tately will operate through the exploration phase of the PSC. Harvest has the option to assume operatorship upon approval of a plan of development for any commercial discovery, subject to BPMigas approval.

The Budong-Budong PSC contains Indonesian frontier terms with a net after-tax production sharing split of 35 percent contractor and 65 percent Indonesian government for oil and 40 percent contractor and 60 percent Indonesian government for natural gas. The effective date of the PSC is January 2007. The PSC has a 30-year term with an initial six-year exploration phase with an option for a four-year exploration extension.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Harvest Natural Resources, Inc.

January 8, 2008	By:	Keith L. Head

Name: Keith L. Head
Title: Vice President and General Counsel